CLEARWATER PAPER APPOINTS SHERRI BAKER AS CHIEF FINANCIAL OFFICER
SPOKANE, Wash.--(BUSINESS WIRE)-- Clearwater Paper Corporation (NYSE: CLW) today announced the appointment of Sherri Baker as senior vice president and chief financial officer, effective August 14, 2023, to oversee the company’s finance and strategy.
Arsen Kitch, president and chief executive officer, said, “On behalf of the board and our leadership team, I am pleased to welcome Sherri Baker to Clearwater Paper. Sherri is a proven leader with more than 25 years of experience building and leading finance teams. Her background in strategic, financial, and operational decision making will help us deliver on our key priorities. We look forward to Sherri being an integral part of our leadership team as we continue to create near and long-term shareholder value.”
Ms. Baker joins Clearwater Paper with extensive finance and executive leadership experience. In her last two roles she served as CFO, first at PGT Innovations and then at Hyliion Holdings. Both are NYSE listed companies. Previously, Ms. Baker worked at Dean Foods from 2010 to 2019, where she held roles of increasing leadership responsibility in commercial finance, supply chain, investor relations, and corporate strategy. From 1997 to 2010 she worked at Frito-Lay where she progressed through finance roles covering accounting, tax, and procurement. Ms. Baker began her career at Ernst & Young in audit. She earned both a Bachelor of Science and a Master of Science in Accounting from the University of North Texas.
“I am thrilled to join the team at Clearwater Paper, a values driven company focused on delivering operational excellence,” said Sherri Baker. “I see meaningful opportunity for value creation as we build upon the company’s strong operational and financial foundation.”
ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private brand tissue to major retailers, including grocery, club, mass merchants, and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting, and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected contributions and benefits of the new officer, and the company’s operating and financial performance, strategies and shareholder value. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements based on new developments or changes to the company’s expectations.
Investors contact:
Sloan Bohlen
Solebury Strategic Communications
509-344-5906
investorinfo@clearwaterpaper.com

News media:
Jules Joy, Director, Corporate Communications
509-344-5967
Julia.joy@clearwaterpaper.com